UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

Dr Pepper Snapple Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Keurig Dr Pepper Frequently Asked Questions

Updated May 24, 2018

For Dr Pepper Snapple Employees

After the merger, will there be opportunities for existing employees to transfer between our two companies?

Yes. Operating as one company, we expect team members to benefit from new opportunities for professional growth and career advancement by being part of a larger company. We will be ready to share more about how to find and apply for these opportunities in the weeks and months following the merger close.

Is there going to be an MIP payout for 2018 YTD when the merger closes, or will all payouts be made for the entire year at the usual time in March of 2019?
See the following for how 2018 MIP will be handled:

In 2018, MIP and SIP will be split into two time periods:

2018 Pre-Merger to Close	From Close to Dec. 31, 2018

MIP / SIP payout will be:

•                  Prorated from Jan. 1, 2018, to the merger close date and paid at greater of 100% or actual performance assuming you meet the eligibility requirements of the plan

•                  Payout will occur in March 2019 to those employed through Dec. 31, 2018, or those involuntarily terminated due to a reduction in force before that date

•                  Forfeited if you resign before Dec. 31, 2018

•                  Post close, your target as a percentage of your salary will remain the same, though the business performance goals may change. These changes will be communicated to you after close.

•                  Payout will occur in March 2019 to those employed through Dec. 31, 2018, or those involuntarily terminated due to a reduction in force before that date

•                  Forfeited if you resign before Dec. 31, 2018

Additional Information:

This communication is being made in respect of the proposed transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. The proposed transaction will be submitted to the stockholders of Dr Pepper Snapple Group, Inc. for their consideration. In connection therewith, Dr Pepper Snapple Group, Inc. filed a preliminary proxy statement on April 30, 2018, and intends to file further relevant materials with the SEC, including a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Dr Pepper Snapple Group, Inc. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Dr Pepper Snapple Group, Inc. once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Dr Pepper Snapple Group, Inc. will be available free of charge on Dr Pepper Snapple Group, Inc.’s website at https://www.drpeppersnapplegroup.com/ under the heading “SEC Filings and Proxy Statements” within the “Investors” portion of Dr Pepper Snapple Group, Inc.’s website. Stockholders of Dr Pepper Snapple Group, Inc. may also obtain a free copy of the definitive proxy statement by contacting Dr Pepper Snapple Group, Inc.’s Investor Relations Department at (972) 673-7000.

Maple Parent Holdings Corp., Bob Gamgort (Director and Chief Executive Officer of Maple Parent Holdings Corp.), Ozan Dokmecioglu (Chief Financial Officer of Maple Parent Holdings Corp.), Bart Becht (a Director of Maple Parent Holdings Corp.) may be deemed to be “participants” under SEC rules in any solicitation of Dr Pepper Snapple Group, Inc. stockholders in respect of a Maple Parent Holdings Corp. proposal for a transaction with Dr Pepper Snapple Group, Inc.. Neither Maple Parent Holdings Corp. nor any of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Dr Pepper Snapple Group, Inc. or the matters to be acted upon in connection with a potential transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc., except as will be set forth in the definitive proxy statement regarding the proposed transaction.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information.  Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.